Exhibit 99.1

FOR IMMEDIATE RELEASE

GAMING PARTNERS INTERNATIONAL NAMES DAVID W. GRIMES
TO THE POSITION OF CHIEF FINANCIAL OFFICER

Gay Nordfelt to Serve as Corporate Secretary

LAS VEGAS, December 11, 2006 — Gaming Partners International Corporation  (NASDAQ: GPIC) (GPI), the gaming industry’s leading manufacturer and supplier of casino chips and other table game supplies, today announced that David W. Grimes has joined the company as chief financial officer, effective December 7, 2006.  Gerard Charlier who has served as interim chief financial officer since August 9, 2006, will relinquish that role and continue serving as the Company’s president and chief executive officer.  Mr. Grimes’ primary responsibilities will include managing the company’s financial growth and financial reporting. He will also serve as chief financial officer of the Company’s subsidiary, Gaming Partners International USA, Inc. and will report directly to Mr. Charlier.

Mr. Grimes brings to GPI an impressive 25-year background in management, finance and financial reporting.  Most recently, he served as vice president at Artemis International, Inc., a provider of specialized natural colors and nutraceutical products.  Prior to his employment with Artemis, Mr. Grimes served as chief financial officer of WFI Industries Ltd., a publicly-traded manufacturer of residential and commercial geothermal heating and air conditioning systems, before becoming its president and chief executive officer.  Mr. Grimes also served as chief financial officer and treasurer of Patton Electric Company, Inc., a manufacturer of fans, portable heaters and humidifiers, and as a financial analyst at Unisys Corporation. Previously, he served for three years in the United States Army as a Field Artillery Officer in Germany.

Mr. Grimes received a master of business administration degree from Harvard Business School and a master of accounting science degree and a bachelor of science in accountancy degree from the University of Illinois.

Commenting on the appointment, Gerard Charlier, president and chief executive officer of GPI said, “On behalf of everyone at Gaming Partners International, I would like to welcome Dave to the Company. He has a solid background in financial reporting and controls as well as a wealth of experience with fast-growing companies similar to GPI. As we approach 2007, I believe there is a tremendous amount of potential for GPI to capitalize on the opportunities that exist within the global gaming equipment market, particularly as RFID casino chips continue to gain momentum. I am confident that Dave will play a key role in our future success and look forward to working with him as we continue to execute our growth strategy.”

In addition, the Company’s board of directors promoted Gay A. Nordfelt, to corporate secretary, effective December 1, 2006.

Ms. Nordfelt has served as executive secretary to Gerard Charlier since December 2001 and has thirty years of experience in secondary and post-secondary business education and administration and she worked as an adjunct business instructor at Utah Valley State College from 1984 to 2001. Ms. Nordfelt received an undergraduate degree in English and business education from Weber State University and a master’s degree in business education administrative management and organizational behavior from Brigham Young University.

The respective appointments of David Grimes and Gay Nordfelt are subject to gaming regulatory approvals.

About Gaming Partners International Corporation

Gaming Partners International Corporation, or GPI, manufactures and supplies gaming chips, table layouts, playing cards, dice, gaming furniture, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette. GPI is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis, Mexico; Atlantic City, New Jersey; and Gulfport, Mississippi. GPI sells its casino products directly to licensed casinos throughout the world. For additional information about GPI, visit our website at http://www.gpigaming.com.

Forward-looking Statement

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as the expected growth potential for GPI in the global gaming equipment market and the ability of GPI to capitalize on any such opportunities, and the expectations of the chief financial officer at GPI or its future success.  Forward looking statements are inherently subject to material risks and uncertainties.  Actual results could differ materially from those currently anticipated.  Factors that could cause actual results to vary materially from these forward-looking statements include: any significant reduction in the growth rate of new and existing casinos in Macau, the failure of the industry to accept our RFID technology, any unfavorable resolution of a significant lawsuit against us, any patent infringement issues, the development of competing technologies by our competitors, the failure of any supplier to timely deliver key raw materials for any of our significant products, any customer cancellation of a significant order included in our backlog, any domestic or international terrorist incidents, and any unexpected taxes, regulatory, charges, costs or difficulties in the operations of our business in multiple jurisdictions or the manufacturing of our products, as well as other risks and uncertainties referred to in GPI’s annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent reports filed from time to time with the Securities and Exchange Commission.  GPI undertakes no duty or obligation to update any of the information contained in this press release.

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Gaming Partners International Contact:	KCSA Contacts:
Laura McAllister Cox	Todd Fromer / Lee Roth
702-384-2425	212-896-1215 / 1209
lmcox@gpigaming.com	tfromer@kcsa.com / lroth@kcsa.com